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Exhibit 5.1

April 5, 2005

Washington Group International, Inc.
720 Park Boulevard
Boise, Idaho 83712

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Assistant Secretary of Washington Group International, Inc., a Delaware corporation (the "Company"), and, in that capacity, I have acted as counsel for the Company in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement"), relating to the shares of the Company's common stock, par value $.01 (the "Common Stock"), issued pursuant to the Company's 2004 Equity Incentive Plan (the "Plan"), including the preferred share purchase rights (the "Rights") attached thereto. The Common Stock and the Rights are herein collectively referred to as the "Shares." This opinion relates to the Shares.

        In connection with the preparation of the Registration Statement, I have examined such documents, records and matters of law as I have deemed relevant and necessary for the opinion hereinafter expressed. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

        On the basis of the foregoing, it is my opinion that the Shares are duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,
/s/ RICHARD D. PARRY
Richard D. Parry Richard D. Parry Senior Vice President, General Counsel and Assistant Secretary

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  Exhibit 5.1